Exhibit 99.1

Ciber, Inc.
6312 S. Fiddler's Green Circle, Suite 600E
Greenwood Village, CO 80111
www.ciber.com

CIBER ANNOUNCES CHANGES TO BOARD OF DIRECTORS

GREENWOOD VILLAGE, Colo., May 23, 2016 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that the board has elected one of its directors, Mark A. Floyd, to the position of chairman effective immediately. Bobby G. Stevenson, Ciber co-founder and former chairman, will remain a member of the company’s board of directors.

"The Ciber board owes a great deal to Bobby for his years of steadfast leadership. I am honored to be named chairman and look forward to continue working with my fellow board members and the management team as the company completes its transformation," said Mark A. Floyd. "The board and management are aligned around Ciber’s strategy to drive efficiency and execute on a growth strategy that enables our clients to modernize both their operating and labor models."

"It’s a privilege to be a founder and lifelong supporter of Ciber," said Bobby G. Stevenson. "The company has accomplished a great deal in its more than forty years, and I am confident that Mark Floyd is the right person for the next stage in Ciber’s progression."

Mr. Floyd joined Ciber’s board of directors in June 2015. He has extensive experience in the technology industry, currently serving as a partner at TDF Ventures, a leading venture capital firm. Previously, he served as the chief executive officer and chairman of the board of directors of Cyan, Inc. (now part of Ciena Corporation), a company dedicated to enabling software defined network transformation through engineering innovation and customer-first culture. He has also served in executive positions at a number of information technology companies, including SafeNet, Entrisphere (now part of Ericsson) and Efficient Networks, and was on the board of directors for Riverbed Technology, Inc.

About Ciber, Inc.

Ciber is a global IT consulting company with approximately 6,000 employees in North America, Europe and Asia/Pacific. Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com and follow us on Twitter, LinkedIn, Facebook, Google Plus and our blog.

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Contact:

Scott Kozak
Investor Relations
303-967-1379
skozak@ciber.com

Kelly Butler
Media Relations
972-244-8082
kbutler@ciber.com